EXHIBIT (e)(4)

                               AMENDED SCHEDULE B

Fee Schedule

Pursuant to Section 5 of the Sub-Advisory Agreement among ING Investors Trust, Directed Services, Inc. and A I M Capital Management, Inc. (the "Sub-Adviser"), the fees payable to the Sub-Adviser shall be calculated by applying the following rates to the average daily net assets of the Portfolio as indicated below:

Portfolio                                  Annual Rate

ING AIM Mid Cap Growth Portfolio           0.45% on first $50 million
                                           0.40% on next $450 million
                                           0.375% on next $500 million
                                           0.35% above $1 billion